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                                                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
CONTACTS:
David Ringler                       Pat O'Connor                 Kathleen Bela
Lam Research Corp.                  OnTrak Systems, Inc.         OnTrak Systems, Inc
Phone:  510-572-6848                Phone:  408-952-5470         Phone:  408-952-5502
Fax:    510-572-6454                Fax     408-952-5501         Fax:    408-952-5501
e-mail:  david.ringler@lamrc.com

                     LAM RESEARCH TO ACQUIRE ONTRAK SYSTEMS
                     IN TRANSACTION VALUED AT $225 MILLION

              -- ONTRAK'S BAGLEY TO BECOME CEO OF LAM RESEARCH --

    -- COMBINATION OF LAM AND ONTRAK SYSTEMS AND APPOINTMENT OF JAMES BAGLEY
          "POSITION LAM RESEARCH FOR FUTURE PROFITABILITY AND GROWTH,"
                       SAYS LAM CHAIRMAN ROGER EMERICK --

                 -- LAM EXPECTS TO REPORT THIRD-QUARTER LOSS --

FREMONT and SAN JOSE, Calif. - March 24, 1997 - Lam Research Corporation (Nasdaq: LRCX), a world leader in the manufacture of semiconductor etch and chemical vapor deposition (CVD) equipment, and OnTrak Systems Inc. (Nasdaq:
ONTK), the leading supplier of chemical mechanical planarization (CMP) cleaning systems used to fabricate semiconductor devices, today jointly announced that they have signed a definitive agreement under which Lam will acquire OnTrak in a tax-free pooling transaction valued at about $225 million, based on today's closing price of Lam common stock. The combination of Lam and OnTrak will establish Lam as a major participant in CMP, which, with a 31 percent projected compound annual growth rate through 2001 according to Dataquest, is the most rapidly growing segment of the $21 billion global semiconductor equipment industry.

Under the terms of the agreement, which was unanimously approved today by the boards of directors of both companies, each of the shares and options of OnTrak outstanding will be exchanged for 0.83 shares (or options in the case of OnTrak options) of Lam, in which case stockholders of OnTrak will hold approximately 19 percent of Lam after the merger

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is completed. If Lam's average stock price during a specified period prior to closing falls below $30 per share, and if that average price represents more than a 15 percent decline relative to an index of semiconductor equipment companies during the period, Lam will have the option to fix the consideration at $24.90 per OnTrak share by adjusting the exchange ratio upwards to equal $24.90 divided by the average value of Lam's common stock over a specified period preceding the closing. If Lam does not fix the consideration, OnTrak will have the right to terminate the transaction.

Completion of the transaction is subject to the approval of Lam and OnTrak stockholders, certain regulatory approvals and other customary closing conditions. OnTrak stockholders representing 26 percent of that company's common stock have committed to support the transaction.

Upon completion of the transaction, which is anticipated by mid-year, James W. Bagley, who served as chief operating officer and vice chairman of Applied Materials, Inc. before joining OnTrak Systems, Inc. as chairman and CEO in June 1996, will become Lam's chief executive officer, and will join Roger Emerick in the newly created Office of the Chairman. Way Tu, president of Lam, will report to Mr. Bagley.

Lam's Board of Directors will be expanded from five to seven members upon completion of the transaction with the addition of Mr. Bagley and Richard J. Elkus, Jr., currently a member of the OnTrak Board of Directors.

Mr. Emerick said: "The strategic business combination of Lam and OnTrak creates a company with leading positions in three processes essential to the production of the most advanced deep-submicron semiconductor devices: etch, CVD and CMP, which includes both polishing and cleaning. Lam is a global leader in etch and CVD, a $6 billion combined market expected to grow at an annual rate of about 13 percent over the next five years. OnTrak is the industry leader in the cleaning segment of CMP, with more than 60 percent global market share, and is also currently introducing a next-generation

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CMP polishing tool. This combination provides our customers with the most cost-
effective integrated process solutions available. Under the proven leadership of Jim Bagley, it positions Lam for a new level of growth and profitability," Mr. Emerick said.

"OnTrak's combination with Lam will produce several benefits," said Mr. Bagley. "For example, Lam's global infrastructure of more than forty regional sales, service and technical support offices will allow us to accelerate our combined introduction to customers of complementary etch, CVD and CMP process solutions. And Lam's standard-setting research organization offers significant leverage to OnTrak's ongoing product development programs. I am particularly pleased by the prospect of working closely with Roger Emerick, who has grown Lam into the world's fourth-largest semiconductor capital equipment company. Roger and I share the mutual goal of aggressively moving Lam into the number-one industry position," Mr. Bagley said.

                 -- LAM EXPECTS TO REPORT THIRD-QUARTER LOSS --
                    ------------------------------------------

Separately, Lam said that as a result of a writedown reflecting a faster-than-anticipated customer transition from Lam's single-chamber etch platforms to its next-generation etch cluster tools and a $10-15 million revenue shortfall primarily related to customer-requested shipment delays, the company now expects to report a loss for its third quarter ending March 31, 1997, of approximately $1.40 per share. Accelerating customer demand for Lam's deep-submicron etch and CVD tools, including the company's advanced Alliance platform, will require higher-than-anticipated reserve provisions for excess and obsolete manufacturing and spare parts inventories and additional provisions for installation and warranty costs. Lam will announce its third-quarter results on Tuesday, April 15, 1997, pre-market.

"The financial steps we have taken reflect our determination to deal decisively with the effects of the faster-than-expected transition to our current line of next-generation, high-density products and thereby build a solid platform for future profitability and growth," Mr. Emerick stated.

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ABOUT THE COMPANIES
-------------------

OnTrak Systems is the leading supplier of chemical mechanical planarization equipment used to clean silicon wafers that yield up to several hundred advanced semiconductor devices each. These complex chips feature design rules of 0.5 microns and below and can include several stacked insulation and metal layers. Using chemical mechanical planarization to polish and clean these layers allows chipmakers to stack more layers precisely, resulting in better device performance. The company currently is introducing a next-generation proprietary CMP polishing system that features a linear technology for achieving increased local and global planarity (flatness across each chip die and the entire wafer surface) on the wafer. Key customers for the company's cleaning products include Intel, IBM, Siemens, and Motorola. OnTrak revenues for fiscal year 1996 ended June 30, 1996 were $55.8 million and were $65.3 million for calendar year 1996. OnTrak is located in San Jose, Calif. and employs approximately 350 people.

Founded in 1980, Lam is headquartered in Fremont, Calif., and maintains customer support centers throughout the United States, Europe, Japan and the Asia/Pacific region to support its global customer base. Lam's broad product offerings are focused on etch and deposition, two of the most vital steps in the fabrication of current and future integrated circuits. The company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is: http://www.lamrc.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995:
This press release contains certain forward-looking statements, including, but not limited to, Lam's acquisition of OnTrak Systems, the terms and effect of such acquisition, the size and growth of the semiconductor equipment market and Lam, effect of the acquisition on Lam's management structure, Board and workforce, synergies between the two companies, and Lam's anticipated third quarter loss. These statements are subject to various risks and uncertainties that could cause results to differ materially, including but not limited to governmental or market opposition to the proposed merger, a significant drop in Lam's stock price, a continued downturn in the semiconductor industry, customer acceptance of

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the combined companies and their products, including OnTrak's CMP polishing tool, additional delays in shipment or other factors that could increase the size of the anticipated loss, and other risks detailed from time to time in the companies' SEC reports, including Lam's Form 10-Q report for the quarter ended December 31, 1996 and OnTrak's report on Form 10-Q for the quarter ended December 31, 1996. The companies assume no obligation to update the information in this release.

Nothing herein shall constitute an offer to sell or a solicitation of an offer to purchase common stock of Lam, or a solicitation of proxies from any shareholder of Lam or OnTrak. Offers to sell or purchase shares, or solicitation of proxies, shall only be made pursuant to a definitive prospectus and/or definitive proxy materials to be mailed to shareholders at a later date.

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